EXHIBIT 3.1
                  CERTIFICATE OF AMENDMENT OF

                CERTIFICATE OF INCORPORATION OF

                      GREAT FALLS BANCORP


TO:  Secretary of State
     State of New Jersey


          Pursuant to the provisions of Section 14A:9-2(4)(f) and
Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of Certificate of Incorporation:
          1.  The name of the corporation is GREAT FALLS BANCORP.
          2. Paragraph 1 of the corporation's Certificate of Incorporation is amended in its entirety to read as follows:
               "3.  The name of the corporation is GREATER
     COMMUNITY BANCORP."
          4. Paragraph 3(a) of the corporation's Certificate of Incorporation is amended in its entirety to read as follows:
               "3. (a) The total number of shares of stock which the corporation shall have authority to issue is Eleven Million (11,000,000) shares, consisting of (1) Ten Million (10,000,000) shares of Common Stock, One Dollar ($1.00) par value per share, all of the same class (hereinafter referred to as the "Common Stock"), and (2)
     One Million (1,000,000) shares of preferred stock without par value which may be divided into classes and into series within any class or classes as determined by the Board of Directors (hereinafter referred to as the "Preferred Stock")."

          5. The amendments were adopted by the shareholders of the corporation on April 30, 1996.
          6. The number of shares entitled to vote on the amendments at the time of adoption was 1,709,451 shares of common stock, all of the same class.
          7. The numbers of shares voting for and against the adoption of the respective amendments were as follows:
Subject of               Number of Shares    Number of Shares
Amendment                   Voted For         Voted Against

Amendment to Change
Corporate Name
(paragraph 1)                 1,317,219            4,064

Amendment to Increase
Authorized Common Stock
(paragraph 3(a))              1,300,048           13,561
          8. The amendments to the Certificate of Incorporation are not intended to provide for an exchange, reclassification, or cancellation of issued shares.
          9. The amendments shall become effective upon the date of filing in the office of the Secretary of State of New Jersey.

          IN WITNESS WHEREOF, the corporation has executed this Certificate of Amendment of Certificate of Incorporation on May
  2  , 1996.


                               /s/ George E. Irwin
                              George E. Irwin, President